Exhibit 10(AA)

June 29, 2015

Mr. Brian J. Malloy

Dear Brian:

We are pleased to extend an offer of employment to you with Carpenter Technology Corporation. Should you accept this offer, your position will be Vice President - Sales and Customer Service Specialty Alloys Operations reporting to Joe Haniford, Senior Vice President Specialty Alloys Operations. You will work out of our Reading, PA location. Your first day of employment will be July 20, 2015. Highlights of your new position include:

•	Annual Base Salary: $325,000 paid bi-weekly.

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Annual Bonus Plan: You will be eligible to participate in the Company’s Executive Bonus Compensation Plan or such successor arrangement (if any) as the Board may from time to time establish. Your target annual bonus opportunity for the fiscal year ending June 30, 2016 is 55% of your annual base salary pro-rated based on earnings received during the fiscal year. Zero to 200% of target will be earned based on achievement of Operating Income, Free Cash Flow, and Safety performance objectives, as well as a measure of your personal contribution towards overall results, during the fiscal year ending June 30, 2016. The relevant corporate performance objectives are determined by the Board or its Human Resources Committee each fiscal year.

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One-Time Restricted Stock Unit Award: On your start date, you will receive a one-time restricted stock unit award with respect to shares of common stock of the Company with a fair market value on that date of $50,000.00.  This award will vest, and 100% of the shares subject thereto will become deliverable, on the second anniversary of the grant date. This award will be documented in an individual award agreement as soon as practical following your start date, and such award agreement will then constitute the exclusive terms of the award.

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Long Term Incentive Grants: The Company generally grants equity awards to its senior executives annually. The terms of these awards are determined by the Human Resources Committee of Carpenter’s Board of Directors. You will be eligible to receive an annual award valued at $250,000 at the time these grants are made to all employees in similar positions. The next anticipated grant will be made in the first fiscal quarter of 2016.

The current value of the annual equity incentive for your position ranges from $100,000 - $250,000, but the actual award may vary based upon the plan design as reviewed and approved by the Human Resources Committee of the Board of Directors.

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Health, Welfare and Retirement Benefits: You will be eligible to participate in the employee benefit programs applicable to our salaried employees generally, including the Company’s health and welfare plans, as well as the defined contribution plan. In addition, you will be eligible to participate in the Deferred Compensation Plan for Officers and Key Employees of Carpenter Technology Corporation. Your annual vacation entitlement will be 5 weeks. Except as herein provided, or as may be hereafter approved by the Board or its Human Resources Committee, you will not be entitled to further compensation or benefits.

Exhibit 10(AA)

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Executive Severance Plan: Your employment by the Company is “at will” and may be terminated by the Company or by you at any time. However, if your employment terminates due to a termination by the Company without “cause” or a resignation by you with “good reason” (each, as defined in the attached Plan document), you will be entitled to receive the severance benefits included in the Severance Pay Plan for Executives of Carpenter Technology Corporation attached hereto as Exhibit D.

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Change in Control Severance:    You will be entitled to severance benefits in the event of a change in control, as described in the Change in Control Severance Plan attached hereto as Exhibit E. For avoidance of doubt, benefits under this section will be in lieu of, not in addition to, the severance benefits described in the Severance Pay Plan for Executives of Carpenter Technology Corporation.

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Intellectual Property, Confidentiality and Restrictive Covenants: In your capacity as an executive of the Company, you will be exposed to the Company’s most sensitive and proprietary information and technology, and will be provided with access to the Company’s most valuable and carefully cultivated business relationships. Accordingly, your employment is conditioned upon your execution of the Intellectual Property Agreement and Non-Competition Agreement attached hereto as Exhibit F.

You represent and warrant that there are no restrictions, agreements or understandings whatsoever that would prevent or make unlawful your execution of this letter, that would be inconsistent or in conflict with this letter or your obligations hereunder, or that would otherwise prevent, limit or impair your ability to be employed by the Company.

Your ownership of or transactions in securities of the Company will be subject to the Company’s insider trading policies and stock ownership guidelines from time to time in effect.

Reimbursement by the Company of any expense will be subject to Company policies and practices in effect from time to time and will be further subject to the requirements of Treas. Reg. §§ 1.409A-3(i)(1)(iv)(A)(3), (4) and (5).

Any payment or transfer of property to you will be subject to tax withholding to the extent required by applicable law.

This letter constitutes our entire agreement and understanding regarding the matters addressed herein, and merges and supersedes all prior or contemporaneous discussions, agreements, and understandings of every nature between us regarding these matters.

This letter will be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.

This offer of employment is contingent upon your successfully meeting all of Carpenter’s terms of employment. Among those is a pre-employment physical examination and providing documentation that verifies both your identity and eligibility for employment in the United States in compliance with the Immigration Reform and Control Act of 1986.

To acknowledge your consent and agreement to with the foregoing, please execute and date this letter in the space provided below and return an executed copy to me. This letter may be signed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute a single instrument.

Congratulations!

Exhibit 10(AA)

Sincerely,

/s/ John Rice
John L. Rice
Vice President Human Resources
Carpenter Technology Corp.

ACCEPTED:                        DATE:

/s/ Brian J. Malloy                  June 30, 2015
Brian J. Malloy